EXHIBIT 21.1

                          COLUMBUS MCKINNON CORPORATION

                                  SUBSIDIARIES
                             (AS OF MARCH 31, 2007)


CM Insurance Company, Inc. (US-NY)
Columbus McKinnon de Mexico, S.A. de C.V. (Mexico)
Columbus McKinnon de Uruguay, S.A. (Uruguay)
Columbus McKinnon do Brazil Ltda. (Brazil)
Columbus McKinnon de Panama S.A. (Panama)
Crane Equipment & Service, Inc. (US-OK)
Societe d'Exploitation des Raccords Gautier (France)
Univeyor A/S (Denmark)
     Ejendomsselskabet Lupinvej 11 (Denmark)
     Univeyor Conveying Systems Ltd. (England)
Yale Industrial Products, Inc. (US-DE)
     Egyptian-American Crane Co. (40% Joint Venture) (Egypt) Spreckels Water Company, Inc. (US-DE)
         Spreckels Consolidated Industries, Inc. (US-CA)
     Audubon Europe S.a.r.l. (Luxembourg)
         Columbus McKinnon Limited (Canada)
         Yale Industrial Products Ltd. (England)
         Yale Industrial Products GmbH (Germany)
              Asia Hoist Co., Ltd. (Hong Kong)
              Columbus McKinnon Corporation Ltd. (England)
              Hangzhou LILA Lifting and Lashing Co. Ltd. (China) Yale Levage (France)
              Columbus McKinnon Italia S.r.l. (Italy)
              Yale Elevacion Iberica S.L. (Spain)
              Yale Hangzhou Industrial Products Co. Ltd. (China) Yale Industrial Products Asia (Thailand) Co. Ltd. Yale Industrial Products B.V. (The Netherlands) Yale Industrial Products GmbH (Austria)
              Yale Industrial Products Pty. Ltd. (South Africa) Yale Lifting & Mining Products (Pty.) Ltd.
                   (25% Financial Interest) (South Africa)
              Yale Industrial Products Kft. (Hungary)
              Click & Lift GmbH (Germany)



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